Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Six Month Results
Richmond, VA November 3, 2022/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “Demand for both our tobacco and plant-based ingredients products remains very strong, and we are excited about how our fiscal year 2023 is developing. We are seeing improvement in shipping availability, particularly in Brazil, where we were able to ship large amounts of carryover tobacco in both the six months and quarter ended September 30, 2022. We also remain very pleased with our strategic investment in our plant-based ingredients platform. Our Ingredients Operations segment diversifies our earnings and delivered higher results driven by higher sales in both the six months and quarter ended September 30, 2022, compared to the same periods in the prior fiscal year.

“We believe we are through our peak seasonal working capital requirements for fiscal year 2023, and we expect a considerable reduction in debt levels over the next two fiscal quarters. We have already seen significant working capital receipts in October 2022. Our tobacco shipments, which are weighted to the second half of our fiscal year, should enable us to reduce our debt levels from the elevated September 30, 2022 levels, as payments are received from our customers.

“Operating income for our Tobacco Operations segment for the six months and quarter ended September 30, 2022, was up significantly, compared to the six months and quarter ended September 30, 2021, driven by increased tobacco shipments. Improved container and vessel availability in Brazil enabled us to ship a greater amount of tobacco, particularly in the three months ended September 30, 2022. A large portion of the tobacco we shipped during the six months and quarter ended September 30, 2022, was carryover tobacco, and some tobacco we shipped was lower margin tobacco. While we are still
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having some shipping challenges in certain areas around the world, we are encouraged by the global easing of shipping constraints.

“All types of leaf tobacco are currently in an undersupply position. We have worked diligently to secure the leaf tobacco desired by our customers, and our tobacco inventories were nearly 90% committed for sale to our customers at September 30, 2022. Burley tobacco crops have been particularly short in Africa, largely due to weather conditions, which has limited our sales opportunities.

“Our Ingredients Operations segment again delivered healthy results in the six months and quarter ended September 30, 2022. Demand for our ingredients products remains strong, and we continue to capitalize on synergies across the plant-based ingredients platform. We have seen inflationary cost increases, particularly for raw materials and labor, but margins have held up nicely. As these businesses continue to find success with their established products, we are working to grow the platform offerings by investing in key sales and product development personnel to promote and expand the full range of our ingredients capabilities across the platform.

“Universal remains focused on integrating sustainability into all aspect of our business. A key part of our sustainability efforts is reducing global emissions. To support us in developing our long-term strategy for reducing our global emissions footprint, we have engaged a third party to develop a low carbon transition plan and to prepare for updated guidance on meeting future net zero targets.”

FINANCIAL HIGHLIGHTS
	Six Months Ended September 30,		Change
(in millions of dollars, except per share data)	2022	2021	$	%

Consolidated Results
Sales and other operating revenue	$1,080.8	$804.0	$276.8	34%
Cost of goods sold	$890.8	$648.8	$242.0	37%
Gross Profit Margin	17.6%	19.3%		-170 bps
Selling, general and administrative expenses	$138.8	$115.2	$23.6	20%
Restructuring and impairment costs	$—	$2.0	$(2.0)	(100)%
Operating income (as reported)	$51.2	$40.4	$10.7	27%
Adjusted operating income (non-GAAP)*	$51.2	$41.6	$9.5	23%
Diluted earnings per share (as reported)	$1.15	$1.04	$0.11	11%
Adjusted diluted earnings per share (non-GAAP)*	$1.13	$0.96	$0.17	18%
Segment Results
Tobacco operations sales and other operating revenues	$918.1	$690.6	$227.5	33%
Tobacco operations operating income	$41.9	$35.8	$6.1	17%
Ingredients operations sales and other operating revenues	$162.7	$113.4	$49.3	44%
Ingredient operations operating income	$9.1	$7.1	$2.0	29%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below.

Net income for the six months ended September 30, 2022, was $28.7 million, or $1.15 per diluted share, compared with $25.9 million, or $1.04 per diluted share, for the six months ended September 30, 2021. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $4.1 million and $0.17, respectively, for the six months ended September 30, 2022, compared to the six months ended September
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30, 2021. Operating income of $51.2 million for the six months ended September 30, 2022, increased by $10.7 million, compared to operating income of $40.4 million for the six months ended September 30, 2021. Adjusted operating income, detailed in Other Items below, of $51.2 million increased by $9.5 million for the first half of fiscal year 2023, compared to adjusted operating income of $41.6 million for the first half of fiscal year 2022.

Net income for the quarter ended September 30, 2022, was $21.9 million, or $0.88 per diluted share, compared with $19.5 million, or $0.78 per diluted share, for the quarter ended September 30, 2021. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $5.3 million and $0.22, respectively, for the quarter ended September 30, 2022, compared to the quarter ended September 30, 2021. Operating income of $37.9 million for the quarter ended September 30, 2022, increased by $8.1 million, compared to operating income of $29.8 million for the quarter ended September 30, 2021. Adjusted operating income, detailed in Other Items below, of $37.9 million increased by $8.9 million for the second quarter of fiscal year 2023, compared to adjusted operating income of $29.0 million for the second quarter of fiscal year 2022.

Consolidated revenues increased by $276.8 million to $1.1 billion and by $197.0 million to $651.0 million, respectively, for the six months and quarter ended September 30, 2022, compared to the same periods in fiscal year 2022, on higher tobacco sales volumes and prices as well as the addition of the business acquired in October 2021 in the Ingredients Operations segment.

TOBACCO OPERATIONS
Operating income for the Tobacco Operations segment increased by $6.1 million to $41.9 million and by $6.9 million to $33.8 million, respectively, for the six months and quarter ended September 30, 2022, compared to the same periods in fiscal year 2022. Tobacco Operations segment results improved largely due to substantial shipments of both carryover and current crop tobacco, in the six months and quarter ended September 30, 2022, compared to the six months and quarter ended September 30, 2021. While sales volumes were higher for the Tobacco Operations segment in the six months and quarter ended September 30, 2022, compared to the same periods in the prior fiscal year, the sales included some lower margin tobacco. Unfavorable foreign currency comparisons due to the strong U.S. dollar also negatively impacted Tobacco Operations segment results in the six months and quarter ended September 30, 2022. Carrryover and current crop tobacco shipments from Brazil were up significantly in the six months and quarter ended September 30, 2022, compared to the six months and quarter ended September 30, 2021. In Africa, carryover and current crop shipments from Mozambique and Malawi were lower in the six months and quarter ended September 30, 2022, compared to the same periods in fiscal year 2022, due to smaller crop sizes as well as some logistical delays. In North America, sales volumes were down, in part due to shipment timing, and the sales mix included some lower margin tobacco in the six months and quarter ended September 30, 2022, compared to the same periods in fiscal year 2022. Trading business was up in Asia in the first half of fiscal year 2023, compared to the first half of fiscal year 2022. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the six months and quarter ended September 30, 2022, compared to the six months and quarter ended September 30, 2021, primarily due to unfavorable foreign currency comparisons. Revenues for the Tobacco Operations segment of $918.1 million for the six months and $570.0 million for the quarter ended September 30, 2022, were up $227.5 million and $173.3 million, respectively, compared to the same periods in the prior fiscal year, on higher sales volumes and prices.

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Universal Corporation

INGREDIENTS OPERATIONS
Operating income for the Ingredients Operations segment was $9.1 million and $4.5 million, respectively, for the six months and quarter ended September 30, 2022, compared to $7.1 million and $2.7 million, respectively, for the six months and quarter ended September 30, 2021. Results for the Ingredients Operations segment improved in the six months and quarter ended September 30, 2021, compared to the same periods in the prior fiscal year, on the inclusion of the October 2021 purchase of Shank’s Extracts, LLC (“Shank’s”). For both the six months and quarter ended September 30, 2021, the Ingredients Operations segment continued to see strong demand and volumes in both human and pet food categories. Despite seeing higher costs for raw materials, labor, travel and marketing, margins for the Ingredients Operations segment in the first half of fiscal year 2023 continued to hold up well compared to those in the first half of fiscal year 2022. Selling, general, and administrative expenses for the segment increased in the six months and quarter ended September 30, 2022, compared to the same periods in the prior fiscal year, primarily on the addition of Shank’s. Revenues for the Ingredients Operations segment increased by $49.3 million to $162.7 million and by $23.8 million to $81.0 million, respectively, for the six months and quarter ended September 30, 2022, compared to the six months and quarter ended September 30, 2021, largely on the addition of the revenues for the acquired business as well as higher sales volumes and prices.

OTHER ITEMS

Cost of goods sold in the six months and quarter ended September 30, 2022, increased by 37% and 50% to $890.8 million and $540.7 million, respectively, compared to the same periods in the prior fiscal year, as a result of higher sales. The percentage increases in cost of goods sold were higher than comparable percentage increases in revenues in the same periods primarily due to some lower margin sales in the Tobacco Operations segment. Selling, general, and administrative costs for the six months and quarter ended September 30, 2022, increased by $23.6 million to $138.8 million and by $7.0 million to $72.4 million, respectively, compared to the same periods in the prior fiscal year, on additional costs from the acquisition of Shank’s in the Ingredients Operations segment, unfavorable foreign currency comparisons as well as higher compensation and travel costs. Unfavorable foreign currency comparisons were approximately $8.3 million and $1.7 million, respectively, in the six months and quarter ended September 30, 2022, compared to the same periods in the prior year. Interest expense for the six months and quarter ended September 30, 2022, increased by $5.6 million to $19.0 million and by $5.1 million to $12.3 million, respectively, largely on higher debt balances and interest rates.

For the six months and quarter ended September 30, 2022, our effective tax rate on pre-tax income was 31.1% and 25.5%, respectively. The consolidated effective income tax rate for the six months ended September 30, 2022, was affected by the sale of our idled Tanzania operations in the quarter ended June 30, 2022, which resulted in $1.1 million of additional income taxes. Without this item, the consolidated effective income tax rate for the six months ended September 30, 2022, would have been approximately 27.6%. Additionally, the sale of our idled Tanzania operations resulted in a $1.8 million reduction to consolidated interest expense related to an uncertain tax position.

For the six months and quarter ended September 30, 2021, our effective tax rate on pre-tax income was 16.5% and 15.1% respectively. In the three months ended September 30, 2021, we recognized a $1.7 million income tax benefit related to a foreign subsidiary. Without this income tax benefit, the adjusted effective tax rates were 22.0% and 21.7% for the six months and quarter ended September 30, 2021, respectively.

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Universal Corporation

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands)	2022	2021	2022	2021
As Reported: Consolidated operating income	$37,886	$29,813	$51,152	$40,418
Transaction costs for acquisitions(1)	—	1,713	—	1,713
Restructuring and impairment costs(2)	—	—	—	2,024
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	—	(2,532)	—	(2,532)
Adjusted operating income	$37,886	$28,994	$51,152	$41,623

Adjusted Net Income and Diluted Earnings Per Share
(in thousands and reported net of income taxes)	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
As Reported: Net income available to Universal Corporation	$21,855	$19,510	$28,685	$25,867
Transaction costs for acquisitions(1)	—	1,713	—	1,713
Restructuring and impairment costs(2)	—	—	—	1,005
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	—	(2,532)	—	(2,532)
Interest income and income tax benefit on a final tax ruling at a foreign subsidiary	—	(2,156)	—	(2,156)
Interest expense reversal on uncertain tax position and income tax from sale of operations in Tanzania	—	—	(684)	—
Adjusted net income available to Universal Corporation	$21,855	$16,535	$28,001	$23,897

As reported: Diluted earnings per share	$0.88	$0.78	$1.15	$1.04
As adjusted: Diluted earnings per share	$0.88	$0.66	$1.13	$0.96
(1)The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisition of Shank's.
(2)Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share.
(3)The Company reversed the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that did not meet the required threshold stipulated in the purchase agreement.

COVID-19 PANDEMIC IMPACT

We continue to closely monitor developments related to the coronavirus (“COVID-19” or “COVID”) pandemic and have taken and continue to take steps intended to mitigate the potential risks and impacts to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing health and safety protocols, business continuity plans for our business, and related policies and practices in the context of this pandemic, and we will take additional steps and reevaluate them to address the spread of COVID and its impacts, as necessary. We also continue to work with our suppliers to mitigate the impacts to our supply chain due to the pandemic. To date, we have not experienced a material impact to our supply chain, although we experienced delays resulting from COVID in certain operations during fiscal year 2021, and since March 2020 we have at
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times experienced increased volatility in foreign currency exchange rates, which we believe in part related to the uncertainties from COVID as well as actions taken by governments and central banks in response to COVID. We continue to see and monitor some logistical constraints around worldwide vessel and container availability and increased costs stemming from the COVID pandemic.

We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. The extent to which COVID impacts our business, financial position, results of operations, and cash flows will depend on future developments which are highly uncertain and cannot be predicted including, without limitation, the extent, resurgence, variation or duration of COVID, governmental and other third party actions that may be taken in response to the same, and their effects on the global, national or local economy, including the impacts on our ability to access capital. We remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic and new subvariants; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; our reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services including increased transportation costs and delays attributed to global supply chain challenges; timing of shipments to customers; higher inflation rates; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from the conflict in Ukraine; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2022, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2022. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on November 3, 2022, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 3, 2023. A taped replay of the call will be available through November 16, 2022, by dialing (866) 813-9403. The confirmation number to access the replay is 538747.
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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$650,984	$453,955	$1,080,806	$803,984
Costs and expenses
Cost of goods sold	540,725	361,272	890,829	648,828
Selling, general and administrative expenses	72,373	65,402	138,825	115,246
Other income	—	(2,532)	—	(2,532)
Restructuring and impairment costs	—	—	—	2,024
Operating income	37,886	29,813	51,152	40,418
Equity in pretax earnings (loss) of unconsolidated affiliates	416	2,363	(137)	2,972
Other non-operating income (expense)	(77)	54	(139)	102
Interest income	93	517	330	590
Interest expense	12,270	7,130	18,994	13,338
Income before income taxes and other items	26,048	25,617	32,212	30,744
Income taxes	6,642	3,862	10,005	5,077
Net income	19,406	21,755	22,207	25,667
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	2,449	(2,245)	6,478	200
Net income attributable to Universal Corporation	$21,855	$19,510	$28,685	$25,867

Earnings per share:
Basic	$0.88	$0.79	$1.16	$1.05
Diluted	$0.88	$0.78	$1.15	$1.04

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2022	2021	2022
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$58,855	$100,682	$81,648
Accounts receivable, net	469,406	297,442	385,437
Advances to suppliers, net	106,475	82,192	129,838
Accounts receivable—unconsolidated affiliates	51,179	63,112	4,540
Inventories—at lower of cost or net realizable value:
Tobacco	968,167	854,331	822,513
Other	234,581	161,001	194,161
Prepaid income taxes	14,820	23,112	13,095
Other current assets	87,910	76,050	116,779
Total current assets	1,991,393	1,657,922	1,748,011

Property, plant and equipment
Land	23,998	22,502	23,959
Buildings	300,925	289,939	293,935
Machinery and equipment	659,409	653,789	668,451
	984,332	966,230	986,345
Less accumulated depreciation	(643,584)	(630,766)	(641,227)
	340,748	335,464	345,118
Other assets
Operating lease right-of-use assets	43,278	33,790	40,243
Goodwill, net	213,803	172,964	213,998
Other intangibles, net	86,129	67,510	92,571
Investments in unconsolidated affiliates	70,878	84,517	81,006
Deferred income taxes	18,180	17,193	11,616
Pension asset	12,740	13,381	12,667
Other noncurrent assets	36,848	43,057	41,115
	481,856	432,412	493,216

Total assets	$2,813,997	$2,425,798	$2,586,345

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2022	2021	2022
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$582,382	$184,982	$182,639
Accounts payable and accrued expenses	167,153	157,082	272,042
Accounts payable—unconsolidated affiliates	—	2,414	5,308
Customer advances and deposits	12,644	25,219	13,724
Accrued compensation	20,944	19,591	27,281
Income taxes payable	4,589	1,136	7,427
Current portion of operating lease liabilities	10,735	8,985	10,303
Current portion of long-term debt	—	—	—
Total current liabilities	798,447	399,409	518,724

Long-term debt	518,923	518,422	518,547
Pensions and other postretirement benefits	49,398	54,598	52,890
Long-term operating lease liabilities	27,905	22,530	29,617
Other long-term liabilities	15,302	55,174	34,464
Deferred income taxes	49,289	42,239	47,334
Total liabilities	1,459,264	1,092,372	1,201,576

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,555,361 shares issued and outstanding at September 30, 2022 (24,607,384 at September 30, 2021 and 24,550,019 at March 31, 2022)	333,540	328,836	330,662
Retained earnings	1,080,920	1,074,629	1,094,192
Accumulated other comprehensive loss	(89,606)	(106,133)	(84,311)
Total Universal Corporation shareholders' equity	1,324,854	1,297,332	1,340,543
Noncontrolling interests in subsidiaries	29,879	36,094	44,226
Total shareholders' equity	1,354,733	1,333,426	1,384,769

Total liabilities and shareholders' equity	$2,813,997	$2,425,798	$2,586,345

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2022	2021
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,207	$25,667
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	28,294	25,096
Net provision for losses (recoveries) on advances to suppliers	(1,034)	(44)
Foreign currency remeasurement (gain) loss, net	6,191	6,955
Foreign currency exchange contracts	13,562	2,486
Restructuring and impairment costs	—	2,024
Restructuring payments	—	(3,203)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	—	(2,532)
Other, net	7,709	(4,916)
Changes in operating assets and liabilities, net	(423,177)	(172,304)
Net cash provided (used) by operating activities	(346,248)	(120,771)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(26,588)	(18,645)
Proceeds from sale of business, net of cash held by the business	1,168	—
Proceeds from sale of property, plant and equipment	1,644	6,767
Net cash used by investing activities	(23,776)	(11,878)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	399,924	82,250
Dividends paid to noncontrolling interests	(6,825)	(4,676)
Repurchase of common stock	(3,448)	—
Dividends paid on common stock	(38,594)	(38,047)
Other	(1,869)	(2,996)
Net cash provided (used) by financing activities	349,188	36,531

Effect of exchange rate changes on cash, restricted cash and cash equivalents	(1,957)	(421)
Net decrease in cash, restricted cash and cash equivalents	(22,793)	(96,539)
Cash, restricted cash and cash equivalents at beginning of year	87,648	203,221

Cash, restricted cash and cash equivalents at end of period	$64,855	$106,682

Supplemental Information:
Cash and cash equivalents	$58,855	$100,682
Restricted cash (Other noncurrent assets)	6,000	6,000
Total cash, restricted cash and cash equivalents	$64,855	$106,682

See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data)	2022	2021	2022	2021

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$21,855	$19,510	$28,685	$25,867

Denominator for basic earnings per share
Weighted average shares outstanding	24,779,237	24,776,930	24,774,126	24,745,827

Basic earnings per share	$0.88	$0.79	$1.16	$1.05

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$21,855	$19,510	$28,685	$25,867

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,779,237	24,776,930	24,774,126	24,745,827
Effect of dilutive securities
Employee and outside director share-based awards	160,190	139,416	163,365	148,539
Denominator for diluted earnings per share	24,939,427	24,916,346	24,937,491	24,894,366

Diluted earnings per share	$0.88	$0.78	$1.15	$1.04

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, flavors, and botanical extracts. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. Shank's manufactures flavors and botanical extracts and also offers bottling and custom packaging for customers.
The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2022	2021	2022	2021

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$570,030	$396,765	$918,093	$690,608
Ingredients Operations	80,954	57,190	162,713	113,376
Consolidated sales and other operating revenues	$650,984	$453,955	$1,080,806	$803,984

OPERATING INCOME
Tobacco Operations	$33,790	$26,914	$41,906	$35,803
Ingredients Operations	4,512	2,730	9,109	7,079
Segment operating income	38,302	29,644	51,015	42,882
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	(416)	(2,363)	137	(2,972)
Restructuring and impairment costs (2)	—	—	—	(2,024)
Add: Other income (loss)(3)	—	2,532	—	2,532
Consolidated operating income	$37,886	$29,813	$51,152	$40,418

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(2)Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.
(3)Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart.

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